EXHIBIT 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

July 13, 2004

The parties to this First Amendment to Agreement and Plan of Merger (this “Amendment”) are WESTERN OHIO FINANCIAL CORPORATION, a Delaware corporation (“Seller”), WESBANCO, INC., a West Virginia corporation (“Buyer”) and WOFC, INC., a West Virginia corporation and wholly owned subsidiary of Buyer (“Acquisition Sub”).

WITNESSETH:

WHEREAS, on April 1, 2004, Buyer, Seller and Acquisition Sub entered into an Agreement and Plan of Merger (the “Merger Agreement”) setting forth their agreement regarding the merger of Seller with and into Acquisition Sub (the “Merger”); and

WHEREAS, the Boards of Directors of Buyer, Seller and Acquisition Sub have determined that it is in the best interests of their respective corporations and shareholders for the structure of the Merger to be changed such that Seller will merge with and into Buyer rather than Acquisition Sub (the “Modified Merger”); and

WHEREAS, it is intended that for federal income tax purposes the Modified Merger qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, Buyer, Seller and Acquisition Sub desire to amend the Merger Agreement to reflect the Modified Merger as set forth in this Amendment,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller and Acquisition Sub, intending to be legally bound, agree as follows:

1.   Except as amended by this Amendment, the Merger Agreement shall continue in full force and effect in accordance with its terms.

2.   Section 1.01 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“1.01   Merger; Surviving Corporation

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Seller shall merge with and into Buyer in accordance with the West Virginia Business Corporation Act (the “WVBCA”) and the Delaware General Corporation Law (the “DGCL”). Buyer shall be the continuing and surviving corporation in the Merger and shall continue to exist under the laws of the State of West Virginia. As used in this Agreement, the term “Surviving Corporation” refers to Buyer at and after the Effective Time. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of Seller shall be converted in the manner provided in Article Two. Notwithstanding anything to the contrary in this Agreement, all references to “Acquisition Sub” shall mean Buyer to the extent appropriate to effect the merger of Seller into Buyer, and all references to “Constituent Corporations” shall be references to Buyer and Seller collectively.”

3.   Section 4.01(z) of the Merger Agreement is hereby deleted in its entirety.

4.   There is hereby added a new subsection (f) at the end of Section 8.01, which shall read in its entirety as follows:

“(f)   Seller shall have received from Buyer copies of the written approvals of the Board of Governors of the Federal Reserve System and the West Virginia Division of Banking to the modification of the Merger as contemplated by the First Amendment to this Agreement.”
5.   Seller, Buyer and Acquisition Sub hereby agree that the sole purpose of this Amendment is to change the structure of the Merger so that Seller is merged directly into Buyer rather than into Acquisition Sub and that the Merger Agreement shall be construed in all instances so as to give effect to the Modified Merger structure.

6.   Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Merger Agreement.

7.   This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank;
Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date and year first above written.

WESBANCO, INC.
ATTEST:
/s/ Linda M. Woodfin	By: /s/ Paul M. Limbert
Name: Paul M. Limbert
Title: President and Chief Executive Officer

WOFC, INC.
ATTEST:
/s/ Linda M. Woodfin	By: /s/ Paul M. Limbert
Name: Paul M. Limbert
Title: President and Chief Executive Officer

WESTERN OHIO FINANCIAL CORPORATION
ATTEST:
/s/ Deborah S. Horton	By: /s/ John W. Raisbeck
Name: John W. Raisbeck
Title: President and Chief Executive Officer